Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1) and related Prospectus of The Children’s Place, Inc. and to the incorporation by reference therein of our reports dated May 3, 2024, with respect to the consolidated financial statements of The Children’s Place, Inc., and the effectiveness of internal control over financial reporting of The Children’s Place, Inc., included in its Annual Report (Form 10-K) for the year ended February 3, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

October 15, 2024